Exhibit 10.19

TYRA BIOSCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of December 1, 2025 (the “Effective Date”), by and between Tyra Biosciences, Inc., a Delaware corporation (the “Company”) and Bhavesh Ashar (“Executive” and, together with the Company, the “Parties”). Capitalized terms used herein and not otherwise defined shall have those meanings set forth in Appendix I hereto.

WHEREAS, the Company desires to retain the services of Executive by engaging Executive to perform services as an employee of the Company under the terms hereof; and

WHEREAS, Executive desires to provide services to the Company on the terms hereof.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Employment.
(a)
General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.
(b)
Position and Duties. Executive shall serve as the Chief Operating Officer of the Company, with responsibilities, duties, and authority usual and customary for such position subject to direction by the Chief Executive Officer (the “CEO”). During Executive’s employment with the Company, Executive shall report directly to the CEO and agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business. Executive will at all times perform all of the duties and obligations required by Executive under this Agreement in a loyal and conscientious manner and to the best of Executive’s ability and experience.
(c)
Performance of Executive’s Duties. During Executive’s employment with the Company, and except for periods of illness, vacation, disability, or excused leaves of absence, Executive shall devote Executive’s full time and attention to the business and affairs of the Company pursuant to the general direction of the CEO; provided that nothing herein shall preclude Executive from, subject to prior consent of the CEO: (i) engaging in additional activities in connection with personal investments and community affairs including service on non-profit boards of directors, (ii) serving as a member of the board of directors of for-profit organizations that are not competitors of the Company, and (iii) serving as an advisor, or as a member of an advisory board of organizations that are not competitors of the Company; provided, that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect or raise a conflict under the Company’s conflict of interest policies. Executive’s primary work location shall be his home office in Chatham, New Jersey, subject to such travel as reasonably required in connection with Executive’s duties whenever deemed necessary or requested by the Company from time to time. The Company reserves the right to reasonably require Executive to perform his duties at places other than his primary work location from time to time, and to require reasonable business travel with reimbursement in a manner consistent with the Company’s travel reimbursement policies.
2.
Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated. The phrase “Term of Employment” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.
3.
Compensation and Related Matters.
(a)
Annual Base Salary. Executive shall receive a base salary at the rate of $550,000 per annum (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Commencing in 2027, such Annual Base Salary shall be reviewed by the Board of Directors of the Company (the “Board”) or its designated committee, not less than annually, and may be increased, but not decreased, in connection with any such review.
(b)
Annual Bonus. Commencing with the 2026 calendar year, Executive shall be eligible to receive a discretionary annual bonus (the “Annual Bonus”) based on the Company’s and/or Executive’s achievement of performance objectives in accordance with the terms set forth by the Board or its designated committee. Executive’s target Annual Bonus shall be equal to 40% of Executive’s Annual Base Salary (the “Target Bonus”). Except as set forth in Section 6, Executive must be employed by the Company on the date of payment of any Annual Bonus to remain eligible to receive such Annual Bonus. Except as otherwise provided in Section 6, any Annual Bonus earned will be paid at the same time annual bonuses are paid to other executives of the Company generally. For the avoidance of doubt, Executive shall not be entitled to an Annual Bonus with respect to the 2025 calendar year.
(c)
Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may offer from time to time to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan, or benefits.
(d)
Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

(e)
Vacation; Paid Time Off. Executive will be entitled to vacation or paid time off in accordance with the Company’s policy.
(f)
Equity Awards.
(i)
Subject to the approval of the Board or its designee, Executive will be granted an option to purchase 300,000 shares of the Company’s common stock (with the exercise price based on the price of a share of the Company’s common stock on the date of grant) (the “New Hire Option”). The New Hire Option will be granted pursuant to the Company’s 2021 Incentive Award Plan (the “Plan”) and will be subject to the terms and conditions of the Plan and the stock option agreement issued by the Company evidencing the New Hire Option. Subject to Executive’s continued employment or service with the Company on each vesting date, twenty-five percent of the New Hire Option will vest upon the one-year anniversary of the Effective Date and then ratably over the thirty-six months thereafter.
(ii)
Executive shall be eligible to receive additional grants of equity awards in the Company’s sole discretion.
(g)
Indemnification Agreement; Insurance. As an officer of the Company, Executive shall be entitled to enter into the Company’s standard indemnification agreement. Executive will also be covered under a directors and officers liability insurance policy paid for by the Company for so long as Executive serves as an officer of the Company.
4.
Acceleration of Equity Awards Upon a Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control, the vesting of Executive’s then outstanding options, restricted stock and other equity awards covering shares of the Company’s common stock (collectively, “Equity Awards”) shall accelerate as of immediately prior to such Change in Control with respect to fifty percent of the unvested shares of Company common stock subject to such Equity Awards. The remaining fifty percent of the unvested shares of Company common stock subject to Executive’s Equity Awards shall continue to vest at the same rate as immediately prior to the Change in Control, subject to Executive’s continued employment with the Company or its successor through the applicable vesting date. Any portion of Executive’s Equity Awards that remains unvested as of the first anniversary of the Change in Control shall thereupon vest in full, subject to Executive’s continued employment with the Company or its successor through such first anniversary. Notwithstanding the foregoing and for the avoidance of doubt, any shares subject to Equity Awards that do not accelerate immediately prior to the Change in Control in accordance with the foregoing shall be subject to accelerated vesting in accordance with Section 6(d)(iii) below.
5.
Termination.
(a)
At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the

Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and an authorized officer of the Company. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, Equity Awards or other compensation other than as provided in this Agreement.
(b)
Notice of Termination. During the Term of Employment, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifying the date of the termination of Executive’s employment with the Company (the “Date of Termination”). The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder. The failure by Executive to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.
(c)
Deemed Resignation. Upon termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
6.
Consequences of Termination.
(a)
Payments upon Termination. In the event Executive’s employment with the Company terminates pursuant to Section 5, then Executive shall be entitled to the applicable payments and benefits set forth below subject to, in the case of a termination described in Section 6(c) or 6(d), Executive delivering to the Company a waiver and release of claims agreement in standard reasonable form approved by the Company that becomes effective and irrevocable in accordance with Section 7 hereof (a “Release”).
(b)
Payments upon Termination by the Company for Cause or by Executive Without Good Reason. Upon a termination of Executive’s employment with the Company at any time for Cause or by Executive without Good Reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty days of the Date of Termination (whether such termination of employment is effected by the Company or Executive) (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid; (ii) any reimbursement of expenses owed to Executive under Section 3(d) above; and (iii) any accrued but unused vacation or paid time-off owed to Executive ((i)-(iii) defined as the “Accrued Obligations”). In the event Executive is terminated by the Company for Cause, Executive shall forfeit, effective as of the date Executive engages in such conduct giving rise to Executive’s termination for Cause, all unexercised, unearned and/or unpaid Equity Awards, including without limitation, Equity Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing.
(c)
Severance Payments upon Involuntary Termination Outside a Change in Control Period. If, outside a Change in Control Period, Executive’s employment is terminated due to an Involuntary Termination, the Company shall provide the following payments and benefits:
(i)
the Accrued Obligations;
(ii)
an amount in cash equal to (A) twelve months of Executive’s Annual Base Salary plus (B) Executive’s target Bonus for the calendar year in which such Involuntary Termination occurs, pro-rated based on the total number of days elapsed in the calendar year as of Executive’s Date of Termination;
(iii)
fifty percent of the unvested Equity Awards held by the Executive as of the Date of Termination will become fully vested and, if applicable, exercisable, and all restrictions and rights of repurchase thereon shall lapse with respect to all of the shares of the Company’s common stock subject thereto; and
(iv)
during the period commencing on the Date of Termination and ending on the twelve-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (“COBRA”), the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for the cost of, in either case, coverage under its group health plan (if any) at the same coverage levels in effect on the Date of Termination (“Benefits Coverage”); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, the cash amount necessary to maintain the Benefits Coverage shall thereafter be paid to Executive in substantially equal taxable monthly installments over the COBRA continuation period (or remaining portion thereof).
(d)
Severance Payments upon Involuntary Termination During a Change in Control Period. If, during a Change in Control Period, Executive’s employment is terminated due to an Involuntary Termination, the Company shall provide the following payments and benefits:
(i)
the Accrued Obligations;
(ii)
an amount in cash equal to (A) eighteen months of Executive’s Annual Base Salary plus (B) one hundred percent (100%) of Executive’s Target Bonus for the calendar year in which such Involuntary Termination occurs (for the avoidance of doubt, if (x) Executive incurred an Involuntary Termination prior to a Change in Control that qualifies Executive for severance payments under Section 6(c)(ii), and (y) a Change in Control occurs within the three-month period following Executive’s Involuntary Termination that qualifies Executive for the increased benefits under this Section 6(d)(ii), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 6(d)(ii), less any amount already paid under Section 6(c)(ii));
(iii)
one hundred percent (100%) of all unvested Equity Awards held by Executive as of the Date of Termination, will become fully vested and, if applicable, exercisable, and all restrictions and rights of repurchase thereon shall lapse with respect to all of the shares of the Company’s common stock subject thereto effective on the later of (x) the Date of Termination or (y) the date of the Change in Control (for the avoidance of doubt, if Executive’s Involuntary Termination occurs prior to a Change in Control, then any unvested portion of Executive’s outstanding Equity Awards will remain outstanding for three months following the Date of Termination (or, if earlier, until the occurrence of a Change in Control) so that any vesting acceleration benefits provided under this clause (iii) can be provided if a Change in Control occurs within three months following such termination (provided that in no event will the Equity Awards remain outstanding beyond the Equity Award’s maximum term or expiration date)). In such case, if no Change in Control occurs within three months following Executive’s termination, any unvested portion of Executive’s Equity Awards automatically will be forfeited without having vested; and
(iv)
during the period commencing on the Date of Termination and ending on the twelve-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan, subject to Executive’s valid election to continue healthcare coverage under COBRA, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for the cost of, in either case, the Benefits Coverage; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or

Executive’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, the cash amount necessary to maintain the Benefits Coverage shall thereafter be paid to Executive in substantially equal taxable monthly installments over the COBRA continuation period (or remaining portion thereof).
(e)
No Other Severance. The provisions of this Agreement, including, without limitation, this Section 6, shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company except for such additional benefits otherwise approved by the Board or Compensation Committee of the Board after the date hereof.
(f)
No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.
7.
Release and Payment Timing.
(a)
Release. Notwithstanding anything to the contrary in this Agreement, any payments or other benefits due under this Agreement under Sections 6(c) and 6(d) as a result of Executive’s termination of employment (other than the Accrued Obligations) are subject to Executive’s execution and delivery of a Release, as follows: (i) the Company shall deliver the Release to Executive within five days following Executive’s Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such five day period shall constitute a waiver of any requirement to execute a Release, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) if the Release does not become effective and irrevocable no later than sixty days following the Date of Termination (such deadline, the “Release Deadline”), Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 7, “Release Expiration Date” shall mean the date that is twenty-one days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five days following such delivery date.

(b)
Payment Timing. The payments due under Sections 6(c)(ii) and 6(d)(ii) of this Agreement as a result of Executive’s termination of employment shall be paid in a lump sum on the date that is sixty days following the Date of Termination; provided, however, that, in the event of Executive’s Involuntary Termination during the Change in Control Period but prior to a Change in Control, any additional amount payable to Executive under Section 6(d)(ii) in excess of the amounts payable to such Executive under Section 6(c)(ii) shall be paid in a lump sum on the date that is sixty days following the later of (i) the Date of Termination, or (ii) the date of the Change in Control.

8.
Continuing Obligations.
(a)
Proprietary Information Agreement. In connection with Executive’s commencement of employment, Executive will be required to sign and agree to abide by the terms of the Company’s standard employee proprietary information and inventions agreement (the “Proprietary Information Agreement”), which is attached hereto as Appendix II and incorporated herein by reference, and agrees that Executive shall continue to be subject to the terms and conditions of such agreement during the term of this Agreement and that such obligations shall survive the Date of Termination.
(b)
Non-Solicitation. For a period of one year following Executive’s Date of Termination, Executive shall not, either directly or indirectly (i) solicit for employment through any individual, corporation, firm, or other business, any employees, consultants, independent contractors, or other service providers of the Company or any of its affiliates, or (ii) solicit any employee, consultant or other service provider of the Company or any of its affiliates to leave the employment or consulting of or cease providing services to the Company or any of its affiliates; provided, however, that the foregoing clauses (i) and (ii) shall not apply to inbound inquiries or any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees, consultants or other service providers.
(c)
Return of Property. Upon the Date of Termination, Executive agrees to promptly deliver to the Company, all Company documents (and all copies thereof) and other Company property that Executive had in his possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof).
(d)
Remedies. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 8, Executive agrees that such breach or threatened breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Company shall also have any other rights and remedies available to the Company under law or in equity, as well as the right to immediately cease providing the post-termination compensation in Section 6(c) and Section 6(d).
(e)
Other Protections. Nothing in this Agreement or the Proprietary Information Agreement shall prevent Executive or any other person from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange

Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercising any rights Executive or any other person may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive or any other person has reason to believe is unlawful. In addition, Executive acknowledges receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
9.
Golden Parachute Excise Tax.
(a)
Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (i) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (ii) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (i) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(b)
Accounting Firm. All determinations regarding the application of this Section 9 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). The Company will bear all expenses with respect to the determinations by the 280G Firm required to be made hereunder. The 280G Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the 280G Firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the 280G Firm made hereunder will be final, binding and conclusive upon the Company and Executive.
10.
Section 409A.
(a)
General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6(c) or Section 6(d) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(c)
Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
11.
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
12.
Miscellaneous Provisions.
(a)
Prior Employment. Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that: (i) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (ii) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (iii) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.
(b)
Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.
(c)
Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.
(d)
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(e)
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(f)
Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, including any dispute regarding the existence of Cause or Good Reason for Executive’s termination of employment, shall be resolved solely and exclusively by final and binding arbitration held in Los Angeles, California, before a single, mutually-agreed neutral arbitrator, through Judicial Arbitration & Mediation Services (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This Section 12(f) is intended to be the exclusive method for resolving any and all claims by the Parties against each other relating to Executive’s employment; provided that Executive will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’

compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph); and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that, except as otherwise provided by law, Executive will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this Section 12(f) is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure §1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such Party’s right to compel arbitration. In resolving any matter submitted to arbitration, the arbitrator will strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction will be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury. The arbitrator will issue a written decision that contains the essential findings of fact and conclusions of law on which the decision is based, which may be entered as a judgment in any court of competent jurisdiction. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, the Company and Executive shall each bear its or his own expenses, such as attorneys’ fees, costs and disbursements. The prevailing party in any arbitration or other dispute between the Parties will be entitled to an award of attorneys’ fees and costs, in addition to any other relief. Each Party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein. Both Executive and the Company expressly waive his and its right to a jury trial. Executive furthers waives his right to pursue claims against the Company on a class basis; provided, however, that Executive does not waive his right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.
(g)
Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(h)
Entire Agreement. The terms of this Agreement and the other agreements referenced herein, including the Proprietary Information Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s employment with the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(i)
Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
(j)
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
(k)
Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its principal executive offices or to Executive at his most recent address on the Company’s payroll records or at such other address(es) as the Company or Executive may designate by ten days advance written notice to the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year set forth below.

TYRA BIOSCIENCES, INC.

By: /s/ Todd Harris

Name: Todd Harris

Title: Chief Executive Officer and President

EXECUTIVE

By: /s/ Bhavesh Ashar

Name: Bhavesh Ashar

[Signature Page to Employment Agreement]

APPENDIX I

DEFINITIONS

All defined terms used in this Appendix I that are not otherwise defined in this Appendix I shall have the meaning ascribed to such terms in the Employment Agreement to which this Appendix I relates.

“Cause” shall mean the occurrence of any one or more of the following events or conditions:

(i)
any material failure on the part of Executive (other than by reason of Disability of Executive) to faithfully and professionally carry out Executive’s duties which failure continues for ten (10) days after written notice detailing such failure is delivered to Executive by the Company;
(ii)
Executive’s dishonesty or other misconduct, if such dishonesty or other misconduct is intended to or likely to materially injure the business or reputation of the Company;
(iii)
Executive’s conviction or no contest plea to any misdemeanor involving dishonesty, theft, fraud or moral turpitude, or any felony.
(iv)
Executive’s insobriety or illegal use of drugs, chemicals or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement or (B) otherwise materially affecting the ability of Executive to perform the same;
(v)
Executive’s material breach of any written agreement with the Company or any of its affiliates or material violation of the Company’s Code of Conduct or any other material written policy of the Company; or
(vi)
Any wanton or willful dereliction of duties by Executive.

“Change in Control” shall have the meaning given to such term in the Company’s 2021 Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

“Change in Control Period” shall mean the period commencing three months prior to a Change in Control and ending on the eighteen-month anniversary of the Change in Control.

“Disability” shall mean permanent and total disability within the meaning of Section 22(e) of the Code.

“Good Reason” shall mean any one of the following: (i) the material reduction of Executive’s Annual Base Salary (other than as part of a reduction in the base salaries of all or substantially all other similarly situated employees of the Company that is in the same proportion as the reduction in Executive’s Annual Base Salary); (ii) a material reduction of Executive’s duties and

1

responsibilities from those in effect on the Effective Date; (iii) the Company’s material breach of this Agreement (other than a reduction of Executive’s Annual Base Salary as part of a reduction in the base salaries of all or substantially all other similarly situated employees of the Company that is in the same proportion as the reduction in Executive’s Annual Base Salary); or (iv) the permanent, non-voluntary relocation of Executive’s principal place of employment that increases Executive’s one-way commute by more than thirty-five miles, provided, that, in each case, Executive will not be deemed to have Good Reason unless (A) Executive first provides the Board with written notice of the condition giving rise to Good Reason within thirty days of its initial occurrence, (B) the Company or the successor company fails to cure such condition within ten days after receiving such written notice (the “Cure Period”), and (C) Executive’s resignation based on such Good Reason is effective within thirty days after the expiration of the Cure Period.

“Involuntary Termination” shall mean Executive’s termination (i) by the Company without Cause, (ii) by the Executive for Good Reason, (iii) due to death or (iv) due to Disability. In no event will Executive’s voluntary resignation without Good Reason be considered an Involuntary Termination.

“Person” shall mean any individual, corporation, limited liability corporation, partnership, or other business entity.

2

APPENDIX II

Proprietary Information Agreement

(Attached)

3